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                                                                      EXHIBIT 5



                            Baker & Botts, L.L.P.
                               885 Third Avenue
                                  Suite 1900
                           New York, New York 10022


                                                          January 27, 1995




Tele-Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado 80111-3000

Gentlemen:

          We have acted as counsel to Tele-Communications, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on the date hereof. The Registration Statement relates to the offering and sale on a delayed or continuous basis of 3,403,405 shares (the "Shares") of the Company's Class A Common Stock, par value $1.00 per share ("Class A Stock"), which Shares are to be acquired by Acclaim Entertainment, Inc., a Delaware corporation ("Acclaim"), pursuant to an Exchange Agreement (the "Exchange Agreement"), dated as of October 19, 1994, among the Company, TCI GameCo Holdings, Inc. ("TCI Gameco") and Acclaim.

          In furnishing our opinion set forth below, we have examined, among other things, the Restated Certificate of Incorporation and Bylaws of the Company, each as amended to the date hereof; minutes of proceedings of the Company's Board of Directors relating to the Company's entrance into the Exchange Agreement, the preparation and filing of the Registration Statement and related matters; the Exchange Agreement and all exhibits thereto; the Registration Statement and all exhibits thereto; and such other documents, records, certificates of public officials and questions of law as we deemed necessary or appropriate for the purpose of our opinion. In rendering our opinion, we have relied, to the extent we deem such reliance appropriate, on certificates of officers of the Company and of public officials as to factual matters. In addition, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproductive copies, (ii) that the signatures, including those of all officers of the Company, on all documents examined by us are genuine, and (iii) that the representations and warranties of the Company, TCI Gameco and Acclaim contained in the Exchange Agreement are true, accurate and complete.




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Tele-Communications, Inc.
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          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been duly executed by the proper officers of the Company and the transfer agent for the Class A Stock and issued and delivered to Acclaim against payment therefor in accordance with the terms of the Exchange Agreement, the Shares will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us contained therein under the heading "Legal Matters." In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

          As you are aware, Jerome H. Kern, a partner of Baker & Botts, L.L.P., is a director of the Company and holds options to purchase shares of Class A Stock.

                                              Very truly yours,

                                              /s/ BAKER & BOTTS, L.L.P.
                                              BAKER & BOTTS, L.L.P.